Fresh Del Monte Produce Inc.

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Announces Fourth Quarter and Full Year 2015 Financial Results

CORAL GABLES, FL. - February 23, 2016 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the fourth quarter and year ended January 1, 2016. For the full year, the Company reported earnings per diluted share of $1.17, compared with earnings per diluted share of $2.53 for 2014. Comparable earnings per diluted share for the full year 2015 were $2.49, compared with comparable earnings per diluted share of $2.74 for the full year 2014. The Company reported a net loss per share of $1.39 in the fourth quarter of 2015, compared with a net loss per share of $0.01 in the fourth quarter of 2014. Comparable net loss per share was $0.11 in the fourth quarter of 2015, compared with comparable earnings per diluted share of $0.20 in the fourth quarter of 2014.
Included in the adjustments to arrive at comparable net income per diluted share of $2.49 for the full year and a comparable net loss per share of $0.11 in the fourth quarter were $66.1 million of charges related to the write-off of goodwill associated with the Company's 2003 acquisition of its tomato and vegetable business in North America.
"Our strong sales performance in the fourth quarter and throughout 2015 was characterized by the value of our broad product line, extensive supply chain capabilities and investments in expanding our distribution channels and product sourcing,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “The year-over-year growth in our top line shows that we are exceptionally well positioned in the markets. Our global fresh-cut and avocado product lines continued to drive growth in the fourth quarter. However, our performance in the quarter was negatively impacted by an extraordinary industry oversupply of bananas in the final months of 2015."
Net sales for the year increased to $4,056.5 million, compared with $3,927.5 million in 2014. Net sales for the fourth quarter increased $48.6 million to $977.9 million, compared with $929.3 million in the prior year's fourth quarter. The increase in net sales for the full year and fourth quarter was driven by higher net sales in the Company's other fresh produce and banana business segments. The increase in net sales was partially offset by lower selling prices in several of the Company's product lines, primarily due to exchange rate variances of $115.6 million for the full year and $17.8 million for the fourth quarter of 2015.
Gross profit for the year was $342.3 million, compared with gross profit of $364.8 million in 2014. Gross profit for the fourth quarter was $44.6 million, compared with $62.7 million in the fourth quarter of 2014. The decrease in gross profit for the full year and fourth quarter was primarily attributable to a global oversupply of bananas in the fourth quarter of 2015, partially offset by lower ocean freight costs.
Operating income for the year was $91.0 million, compared with an operating income of $173.5 million in 2014. Comparable operating income was $160.8 million in 2015, compared with $185.2 million in 2014. Operating loss for the fourth quarter was $73.3 million, compared with an operating income of $3.7 million in the fourth quarter of 2014. Comparable operating loss for the fourth quarter was $6.2 million, compared with comparable operating income of $15.3 million in the fourth quarter of 2014. The decrease in comparable operating income for the full year and fourth quarter was attributable to lower gross profit and higher selling, general and administrative expenses.
Net income for the year was $62.4 million, compared with a net income of $142.4 million in 2014. Comparable net income was $132.2 million, compared with comparable net income of $154.1 million in 2014. Net loss for the fourth quarter was $73.1 million, compared with net loss of $0.4 million in the fourth quarter of 2014. Comparable net loss was $6.0 million, compared with comparable net income of $11.2 million in the fourth quarter of 2014. The change in comparable net income (loss) for the full year and fourth quarter was primarily the result of lower operating income.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)
	Quarter ended		Year ended
Income Statement:	January 1, 2016	December 26, 2014	January 1, 2016	December 26, 2014

Net sales	$977.9	$929.3	$4,056.5	$3,927.5
Cost of products sold	933.3	866.1	3,713.9	3,562.2
Other charges, net (1)	—	0.5	0.3	0.5
Gross profit	44.6	62.7	342.3	364.8

Selling, general and administrative expenses	50.4	43.2	183.9	175.8
Loss (gain) on disposal of property, plant and equipment	0.4	4.7	(2.1)	4.3
Asset impairment and other charges, net (2)	67.1	11.1	69.5	11.2
Operating (loss) income	(73.3)	3.7	91.0	173.5

Interest expense, net	0.9	0.3	3.7	2.6
Other expense, net	2.5	4.9	7.2	12.0

Income (loss) before income taxes	(76.7)	(1.5)	80.1	158.9

Provision for (benefit from) income taxes	(3.1)	(1.1)	13.7	14.3
Net (loss) income	$(73.6)	$(0.4)	$66.4	$144.6

Less: Net (loss) income attributable to noncontrolling interests	(0.5)	—	4.0	2.2
Net (loss) income attributable to Fresh Del Monte Produce Inc.	$(73.1)	$(0.4)	$62.4	$142.4

Net (loss) income per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$(1.39)	$(0.01)	$1.18	2.54

Net (loss) income per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$(1.39)	$(0.01)	$1.17	$2.53

Dividends declared per ordinary share	$0.125	$0.125	$0.50	$0.50

Weighted average number of ordinary shares:
Basic	52,556,397	56,064,660	52,750,212	55,966,531
Diluted	52,556,397	56,064,660	53,199,533	56,347,092

Selected Income Statement Data:
Depreciation and amortization	$18.9	$19.3	$72.9	$73.7

Non-GAAP Measures:
Reported net (loss) income per share - Diluted	$(1.39)	$(0.01)	$1.17	$2.53
Other charges, net (1)	$—	$0.01	$0.01	$0.01
Asset impairment and other charges, net (2)	$1.28	$0.20	$1.31	$0.20
Comparable net (loss) income per share - Diluted (3)	$(0.11)	$0.20	$2.49	$2.74

(1)
For the year ended January 1, 2016, other charges, net related principally to inventory write-offs due unfavorable weather conditions in Chile. For the quarter and year ended December 26, 2014, other charges, net, related principally to inventory write-offs due to restructuring in Chile.

(2)
For 2015, asset impairment and other charges, net for the quarter ended January 1, 2016 includes charges related to goodwill impairment of $66.1 million related to the 2003 acquisition of the tomato and vegetable business. The remaining charges principally include damages resulting from continued unfavorable weather conditions in Chile, charges in the United Kingdom related to previously announced restructuring offset by a reduction of the Kunia Well Site reserve. Additionally, the year ended January 1, 2016 includes charges related principally to damages resulting from unfavorable weather conditions in Chile and impairment on assets held for sale in Guatemala, partially offset by a credit on litigation settlement. For 2014, asset impairment and other charges, net, for the quarter ended December 26, 2014 principally includes charges related to unfavorable litigation, restructuring activities in Chile, the United Kingdom and Germany partially offset by a reduction of the Kunia Well Site reserve. Additionally, the year ended December 26, 2014 includes charges related principally to restructuring activities in the United Kingdom and Germany and previously announced exit activities in Brazil, partially offset by a gain on litigation in Hawaii.

(3)
Management reviews comparable net (loss) income, comparable net (loss) income per share and comparable gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	January 1, 2016				December 26, 2014
Segment Data:
	Net Sales		Gross Profit (Loss)		Net Sales		Gross Profit

Banana	$474.3	49%	$(24.8)	(56)%	$439.0	47%	$5.7	9%
Other Fresh Produce	417.7	43%	54.3	122%	401.1	43%	49.4	79%
Prepared Food	85.9	8%	15.1	34%	89.2	10%	7.6	12%
	$977.9	100%	$44.6	100%	$929.3	100%	$62.7	100%

	Year ended
	January 1, 2016				December 26, 2014
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$1,867.6	46%	$76.5	22%	$1,804.7	46%	$109.1	30%
Other Fresh Produce	1,826.3	45%	208.7	61%	1,744.7	44%	210.4	58%
Prepared Food	362.6	9%	57.1	17%	378.1	10%	45.3	12%
	$4,056.5	100%	$342.3	100%	$3,927.5	100%	$364.8	100%

	Quarter ended				Year ended
Net Sales by Geographic Region:
	January 1, 2016		December 26, 2014		January 1, 2016		December 26, 2014

North America	$528.6	54%	$492.8	53%	$2,236.1	55%	$2,113.4	54%
Europe	174.4	18%	177.2	19%	721.6	18%	736.1	19%
Middle East	162.5	17%	128.2	14%	586.6	14%	554.3	14%
Asia	100.9	10%	101.4	11%	441.4	11%	434.5	11%
Other	11.5	1%	29.7	3%	70.8	2%	89.2	2%
	$977.9	100%	$929.3	100%	$4,056.5	100%	$3,927.5	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	January 1, 2016	December 26, 2014

Assets
Current assets:
Cash and cash equivalents	$24.9	$34.1
Trade accounts receivable, net	346.1	344.6
Other accounts receivable, net	71.3	69.0
Inventories, net	481.9	516.1
Other current assets	61.6	77.1
Total current assets	985.8	1,040.9

Investment in and advances to unconsolidated companies	2.0	2.0
Property, plant and equipment, net	1,215.4	1,170.2
Goodwill	263.7	330.5
Other noncurrent assets	129.2	131.7
Total assets	$2,596.1	$2,675.3

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$359.1	$382.1
Current portion of long-term debt and capital lease obligations	1.5	2.2
Other current liabilities	21.2	25.1
Total current liabilities	381.8	409.4

Long-term debt and capital lease obligations	252.7	264.7
Other noncurrent liabilities	210.7	213.3
Total liabilities	845.2	887.4

Total Fresh Del Monte Produce Inc. shareholders' equity	1,708.0	1,747.9
Noncontrolling interests	42.9	40.0
Total shareholders' equity	1,750.9	1,787.9
Total liabilities and shareholders' equity	$2,596.1	$2,675.3

Selected Balance Sheet Data:
Working capital	$604.0	$631.5
Total debt	$254.2	$266.9

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Year ended
	January 1, 2016	December 26, 2014
Operating activities:
Net income	$66.4	$144.6
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	72.4	73.3
Amortization of debt issuance costs	0.5	0.4
Asset impairment charges	69.2	2.2
Loss (Gain) on disposal of property, plant and equipment	(2.1)	4.3
Foreign currency translation adjustment	(6.3)	(4.4)
Other changes	16.9	17.2
Changes in operating assets and liabilities:
Receivables	(9.7)	(20.2)
Inventories	20.2	8.2
Other current assets	4.0	(11.9)
Accounts payable and accrued expenses	2.9	17.5
Other noncurrent assets and liabilities	(3.3)	(0.5)
Net cash provided by operating activities	231.1	230.7

Investing activities:
Capital expenditures	(131.6)	(149.1)
Proceeds from sales of property, plant and equipment	6.9	1.6
Purchase of businesses	—	(12.7)
Net cash used in investing activities	(124.7)	(160.2)

Financing activities:
Net (payments) borrowings on long-term debt	(19.0)	16.3
Contributions from (distributions to) noncontrolling interests	(1.8)	5.0
Proceeds from stock options exercised	35.3	48.9
Excess tax benefit from stock-based compensation	1.4	0.1
Repurchase and retirement of ordinary shares	(117.4)	(131.1)
Dividends paid	(26.2)	(27.9)
Net cash used in financing activities	(127.7)	(88.7)

Effect of exchange rate changes on cash	12.1	9.8

Net (decrease) in cash and cash equivalents	(9.2)	(8.4)
Cash and cash equivalents, beginning	34.1	42.5
Cash and cash equivalents, ending	$24.9	$34.1

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Fresh Del Monte Produce Inc.

Full Year 2015 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the year increased 3% to $1.9 billion, from $1.8 billion in 2014, driven by higher sales in the Company's North America, Middle East and Asia regions. Worldwide pricing decreased $0.47, or 3%, to $14.33 per unit, compared with $14.80 per unit in 2014, primarily due to unfavorable exchange rates and a global oversupply of bananas in the fourth quarter. Volume was 7% higher. Gross profit for the year was $76.5 million, compared with gross profit of $109.1 million in 2014. Unit cost was 1% lower than the prior year.
Other Fresh Produce
Net sales for the year increased 5% to $1.8 billion, compared with $1.7 billion in the prior year. The Company's fresh-cut and avocado product lines drove the increase in net sales. Volume was in line with the prior year period. Gross profit for the year was $208.7 million, compared with gross profit of $210.4 million in 2014.
Gold pineapple - Net sales decreased 9% to $524.8 million. Volume decreased 12%. Pricing increased 3%. Unit cost was 1% lower.
Fresh-cut - Net sales increased 23% to $467.0 million. Volume increased 21%. Pricing increased 1%. Unit cost was in line with the prior year.
Non-tropical - Net sales decreased 5% to $271.1 million. Volume increased 12%. Pricing decreased 15%. Unit cost was 9% lower.
Avocados - Net sales increased 34% to $174.8 million. Volume increased 44%. Pricing decreased 7%. Unit cost was 7% lower.
Prepared Food
Net sales for the year decreased 4% to $362.6 million, compared with $378.1 million in 2014, primarily the result of lower sales in the Company's poultry product line, partially offset by higher sales in the Company's canned and processed pineapple product lines. Gross profit for the year was $57.1 million, compared with $45.3 million in 2014.
Fourth Quarter 2015 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the quarter increased 8% to $474.3 million, compared with $439.0 million in the prior year's fourth quarter, primarily due to higher sales volume in the Middle East, North America and Asia. Worldwide pricing decreased $0.82, or 6%, to $12.94 per unit, compared with $13.76 per unit in the fourth quarter of 2014, primarily due to higher industry supply and unfavorable exchange rates. Volume was 15% higher. Gross profit for the quarter was a loss of $24.8 million, compared to gross profit of $5.7 million in the fourth quarter of 2014. Unit cost was in line with the prior year period.
Other Fresh Produce
Net sales for the quarter increased 4% to $417.7 million, compared with $401.1 million in the fourth quarter of 2014, primarily attributable to higher sales volume in the Company's fresh-cut and avocado product lines. Gross profit for the quarter was $54.3 million, compared with gross profit of $49.4 million in the fourth quarter of 2014.

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Fresh Del Monte Produce Inc.

Fourth Quarter 2015 Business Segment Performance (continued)
(As reported in business segment data)

Gold pineapple - Net sales decreased 7% to $132.6 million. Volume decreased 9%. Pricing increased 2%. Unit cost was 4% higher.
Fresh-cut - Net sales increased 36% to $121.7 million. Volume increased 36%. Pricing decreased 1%. Unit cost was 2% lower.
Non-tropical - Net sales decreased 15% to $36.6 million. Volume decreased 2%. Pricing decreased 13%. Unit cost was 15% lower.
Avocados - Net sales increased 27% to $39.1 million. Volume increased 42%. Pricing decreased 10%. Unit cost was 15% lower.
Prepared Food
Net sales for the quarter decreased 4% to $85.9 million, compared with $89.2 million in the fourth quarter of 2014. Gross profit for the quarter was $15.1 million, compared with $7.6 million in the fourth quarter of 2014.
Cash Flows
Net cash provided by operating activities for the full-year was $231.1 million, compared with $230.7 million in the same period of 2014.
Total Debt
Total debt decreased from $266.9 million at the end of 2014 to $254.2 million at the end of 2015.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous Web cast at 11:00 a.m. Eastern Time today to discuss the fourth quarter and full year 2015 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

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Fresh Del Monte Produce Inc.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 26, 2014 along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

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